EXHIBIT 13(a)

                            SUBSCRIPTION AGREEMENT

                                                            February __, 1986

LBVIP Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota  55415

Gentlemen:

     The undersigned hereby subscribes for 2,000,000 shares of Money Market Portfolio Capital Stock, 50,000 shares of Income Portfolio Capital Stock and 50,000 shares of Growth Portfolio Capital Stock (collectively the "Shares") of LBVIP Series Fund, Inc., a Minnesota corporation (the "Company"), at a cash price of $1 per share (with respect to the Income Portfolio and Growth Portfolio shares), for an aggregate purchase price of $3,000,000.

     In connection with the purchase of the Shares, the undersigned hereby represents, warrants and agrees as follows:

     1. The undersigned understands that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, in reliance on the exemptions from registration under all such laws for transactions not involving any public offering, and that, accordingly, the Shares may not be resold by the undersigned unless they are registered under both the Securities Act of 1933 and any applicable state securities laws or are sold in transactions which are exempt from registration under all of such laws.

     2. The undersigned understands that, even though the Shares constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933 (which Rule defines the circumstances under which the exemption from registration contained in 4(1) of the Securities Act of 1933 is available for the resale of restricted securities), you are not now obligated, nor do you now or at any future date intend, unless obligated, to make available to the public the information required by Rule 144, and that therefore Rule 144 may not be available to the undersigned for the resale of the Shares.

     3. The undersigned has had access to information about the Company, the offering of the Shares, and the use of any proceeds therefrom.

     4. The undersigned has such knowledge and experience in financial and business matters that it is capable of utilizing the information furnished to it by you and evaluating the risks involving in the purchase of the Shares.

     5. The undersigned has such income and such assets that it is able to bear the economic risks of the purchase of the Shares.

     6. The undersigned is familiar with the risks involved in the business to be conducted by the Company.

     7. The undersigned is acquiring the Shares for investment for its own account and without any view to the distribution thereof and it has no present intention of selling, redeeming or otherwise disposing of the Shares or any portion thereof.

     8. The undersigned therefore agrees not to sell, assign, transfer or otherwise dispose of the Shares unless a registration statement relating thereto has been duly filed and become effective under both the Securities Act of 1933, and any applicable state securities laws, or unless in the opinion of counsel satisfactory to you no such registration is required under the circumstances.

                                    Very truly yours,

                                    LUTHERAN BROTHERHOOD VARIABLE
                                      INSURANCE PRODUCTS COMPANY

                                    By_______________________________________


     Its__________________________________


The foregoing subscription is
hereby accepted as of this
____ day of February, 1986.

LBVIP SERIES FUND, INC.

By_______________________

           Its__________________


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